                                                                    EXHIBIT 99.B

                                   EXHIBIT B

                         SECURITIES PURCHASE AGREEMENT

         THIS SECURITIES PURCHASE AGREEMENT, dated as of December 19, 1997 (the "AGREEMENT"), is entered into by and among Douglas H. Miller, a resident of Dallas, Texas ("MILLER"), on the one hand, and the undersigned shareholders of Exco Resources, Inc., a Texas corporation, listed on Schedule A attached hereto (each a "SCHEDULE A HOLDER" and, collectively, the "SCHEDULE A HOLDERS") on the other hand.

         In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         Section 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "ACTION" against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.

         "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "AGREEMENT" means this Agreement, as the same may be amended, supplemented or modified in accordance with the terms hereof.

         "BUSINESS DAY" means a day that is not a Legal Holiday.

         "CAPITAL STOCK" of any Corporation means any and all shares, interests, participations or other equivalents (however designated) of, or rights, warrants or options to purchase, corporate stock or any other equity interest (however designated) of or in such Corporation.

         "CLOSING" refers to the purchase and sale of the Securities held at the offices of Haynes and Boone, L.L.P., 901 Main Street, Suite 3100, Dallas, Texas, at 5:00 p.m., Dallas time, on December 19, 1997.

         "COMMISSION" means the United States Securities and Exchange
Commission.

         "COMMON STOCK" has the meaning specified therefor in Section 3.03 of this Agreement.

         "COMPANY" means Exco Resources, Inc. a Texas corporation.

         "CORPORATION" means any corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, business trust, trust or unincorporated organization.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" means generally accepted accounting principles in the United States, as applied on a consistent basis.

         "GOVERNMENTAL AUTHORITY" means any (domestic or foreign) federal, native American Indian, state, province, county, city, municipal or other political subdivision or government, department, commission, board, bureau, court, agency or any other instrumentality of any of them, which exercises jurisdiction over the Schedule A Holders, the Company, any of its Subsidiaries, or any of their respective property.

         "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which banking institutions in Dallas, Texas are not required to be open for business.

         "LIEN" means any mortgage, charge, pledge, lien, security interest or encumbrance of any kind.

         "MATERIAL ADVERSE EFFECT" means any material adverse effect on the assets or properties, liabilities, financial condition, business, operations or future business prospects of a Person, or any material impairment of the ability of a Person to carry on its business as it exists on the date of this Agreement or proposed at the date of this Agreement to be conducted or to perform on a timely basis its obligations under this Agreement or any document or agreement relating to this transaction to which it is a party.

         "MILLER" has the meaning provided therefor in the Preamble to this Agreement.

         "PERSON" means any individual, Corporation or Governmental Authority.

         "SCHEDULE A HOLDER" or "SCHEDULE A HOLDERS" has the meaning provided therefor in the Preamble to this Agreement.

         "SECURITIES" means the shares of Common Stock the Schedule A Holders have agreed to sell to Miller pursuant to the Stock Option Agreement.

         "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

         "STATE" means each of the states of the United States, the District of Columbia and the Commonwealth of Puerto Rico.

         "STOCK OPTION AGREEMENT" means that certain Stock Option Agreement among Miller, the Schedule A Holders and certain other holders of Common Stock referenced on Schedule B to said Stock Option Agreement.

         "SUBSIDIARY" of any Person means any Corporation of which at the time of determination such Person, directly and/or indirectly through one or more other Persons, owns more than 50% of the voting interests.

         Section 1.02 Accounting Terms. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.


                                   ARTICLE II

                               SALE OF SECURITIES

         Section 2.01 Sale of Securities. Subject to the terms and conditions herein set forth and in the Stock Option Agreement, the Schedule A Holders agree to sell to Miller and Miller agrees that he will purchase from the Schedule A Holders the Securities. This Agreement is being executed pursuant to
Section 3(c) of the Stock Option Agreement and is intended to supplement, but in no way supersede, the Stock Option Agreement.

         Section 2.02 Delivery. The delivery of the Securities pursuant to this Agreement and the Stock Option Agreement shall be made contemporaneously with the execution of this Agreement at the Closing. Each Schedule A Holder shall deliver to Miller, against payment therefor as provided in the Stock Option Agreement, one or more certificates representing the Securities owned by the Schedule A Holder purchased by Miller duly executed in blank or accompanied by duly executed stock powers, with signatures guaranteed.


                                  ARTICLE III

                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                           OF THE SCHEDULE A HOLDERS

         As an inducement to Miller to exercise the option granted by each Schedule A Holder set forth in the Stock Option Agreement, and Miller being entitled to rely upon the representations and warranties set forth herein in consummating his purchase of the Securities, the Schedule A Holders do hereby represent and warrant to Miller as follows:

         Section 3.01 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of the Company's Subsidiaries that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of the State or other jurisdiction of its incorporation. Each of the Company and each of its Subsidiaries that is a corporation is duly qualified or licensed and in good standing as a foreign corporation, and is authorized to do business, in each jurisdiction in which the ownership or leasing of its respective properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company that is not a corporation is duly qualified or licensed and authorized to do business in each jurisdiction in which the ownership or leasing of its respective properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license or authorization would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

         Section 3.02      Capitalization.

                  a. As of the date of this Agreement, the authorized Capital Stock of the Company consists of: 25,000,000 shares of Common Stock, par value $.01 per share (the "COMMON STOCK") and 10,000,000 shares of preferred stock, par value $.01 per share (the "PREFERRED STOCK"). As of the date hereof, the issued and outstanding Common Stock of the Company consisted of 805,300 outstanding shares of Common Stock and no shares of Common Stock held in the treasury of the Company. No shares of Preferred Stock are outstanding. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable and were issued free of preemptive rights and all shares of Capital stock that have been issued since December 9, 1994, have been issued in compliance with the Securities Act and applicable State securities laws. The Schedule A Holders are not a party to any voting trust or other agreement or understanding with respect to the voting of their Capital Stock. The Schedule A Holders are not a party to or bound by any agreement with respect to any of their securities which grant registration rights to any Person.

                  b. There are no authorized or outstanding rights, options, warrants, interests, participations, convertible instruments (including, but not limited to, convertible debt instruments) or other equivalents (however designated) to purchase or otherwise acquire any Capital Stock of the Company other than the Mineral Development, Inc. Stock Option Plan, as amended.

         Section 3.03 Subsidiary Capital Stock. There are no Subsidiaries of the Company other than Taurus Acquisition, Inc., a Delaware corporation. All of the issued and outstanding shares of Capital Stock of the Subsidiaries of the Company have been duly and validly authorized and issued and are fully paid and nonassessable, and such shares were not issued in violation of any preemptive right and are owned by the Company or one of its Subsidiaries free and clear of any Lien. There are no outstanding warrants, options or other rights to purchase or acquire any of the shares of Capital Stock of any Subsidiary of the Company, nor any outstanding securities convertible into such shares or outstanding warrants, options or other rights to acquire any such convertible securities.

         Section 3.04 Litigation, Proceedings, etc. There is no Action pending or, to the knowledge of the Schedule A Holders, contemplated or threatened against or affecting the Schedule A Holders, the Company, any of its Subsidiaries or any of the Company's or Subsidiaries' respective officers, directors, properties or assets, which relates to or challenges the legality, validity or enforceability of this Agreement, any other documents or agreements executed or to be executed by the Schedule A

Holders pursuant hereto or related to this transaction or in connection herewith, or which (individually or in the aggregate) reasonably could be expected to (a) have a Material Adverse Effect on the Company or any Subsidiary or (b) impair the ability or obligation of the Schedule A Holders to perform fully on a timely basis any obligations which it has or will have under this Agreement or any document or agreement in connection herewith.

         Section 3.05      Financial Statements; Reserve Report.

                  a. The audited consolidated balance sheets of the Company as of December 31, 1995 and 1996 and the related audited statements of operations, cash flows and changes in stockholders' equity for the year ended March 31, 1995, nine months ended December 31, 1995 and year ended December 31, 1996 and the unaudited consolidated financial statements and the related notes of the Company and its Subsidiaries as of and for the three and nine month periods ended September 30, 1997, copies of which have been delivered to Miller, have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved except as disclosed therein, and fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and throughout the periods therein specified.

                  b. The Company has delivered to Miller a copy of the reserve report prepared as of December 31, 1996 by Lee Keeling and Associates, Inc., independent petroleum engineers (the "KEELING REPORT"), relating to the oil and gas reserves attributable to properties owned by the Company. The estimates of the lease operating expenses in the Keeling Report are, as of the dates such estimates were made, reasonable and the historical factual information supplied by the Company to the independent engineering firm in connection with the preparation of the Keeling Report was accurate and complete in all material respects. No developments have occurred since the date of the Keeling Report that would cause there to be a material adverse variance in such report other than market fluctuations in commodity prices routine production of oil and natural gas, general increases in costs, general economic conditions and variances in the interests owned by the Company in the Smith No. 2 well (the "SMITH NO. 2 WELL") in DeSoto Parish, Louisiana and the Armstrong well (the "ARMSTRONG WELL") in Reeves County, Texas.

                  c. The Company has delivered to Miller a copy of the "rollforward" reserve report prepared as of December 1, 1997 by Lee Keeling and Associates, Inc. (the "ROLLFORWARD REPORT"), relating to the Company's oil and gas reserves. Such report reflects a "rollforward" of the Keeling Report (i) using prices specified by Miller, (ii) adjusting the Keeling Report for production and sales of the Company's interest in proved reserves since December 31, 1996 and (iii) as to the Smith No. 2 well and the Armstrong well, using ownership interests specified by Miller. The information supplied by the Company to Lee Keeling and Associates, Inc. in connection with the preparation of the Rollforward Report was accurate and complete in all material respects. No developments have occurred since the date of the Rollforward Report that would cause there to be a material adverse variance in such report other than market fluctuations in commodity prices, routine production of oil and natural gas, general increases in costs, general economic conditions and variances in the interests owned by the Company in the Smith No. 2 well and the Armstrong well.

         Section 3.06 Filings with the Commission. The Company's Annual Report on Form 10-K for the period ended December 31, 1996, its Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997, any current reports on Form 8-K filed since December 31, 1996, and the Company's proxy solicitation materials filed with the Commission pursuant to Regulation 14(A) in respect of the Company's 1996 Annual Meeting of Shareholders, as of their respective filing dates, complied in all material respects, both as to form and content, with all applicable requirements of the Exchange Act and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since December 9, 1994 the Company has made all filings required to be made by it with the Commission pursuant to Sections 12, 13, 14 and 15 of the Exchange Act. All of such filings, and all filings made by the Company with the Commission pursuant to such sections, rules and regulations although not required to be made, complied in all material respects, as to both form and content, with all applicable requirements of the Exchange Act and the rules and regulations thereunder, and, at the time of filing, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         Section 3.07 No Material Misstatements. The financial statements and other related financial data (excluding all projections and pro forma financial data) and reserve reports furnished to Miller by or at the direction of the Schedule A Holders in connection with the negotiation of this Agreement do not contain any material misstatement of fact and, when considered with all other written statements furnished by the Schedule A Holders to Miller in that connection, such financial statements, related financial data (excluding all projections and pro forma financial data) and reserve reports do not omit to state a material fact or any fact necessary to make the statement contained therein not misleading. The circumstances and events that are not required to be identified on schedules to this Agreement by reason of the materiality qualifications contained in the representations and warranties in this Article III, or which are otherwise within such qualifications, in the aggregate do not have, and could not reasonably be expected to have, a Material Adverse Effect on the Schedule A Holders or the Company, taken as a whole.

         Section 3.08 No Material Adverse Effect. Subsequent to September 30, 1997, there has been (a) (i) no Material Adverse Effect in respect of the Company and (ii) no development which the Company reasonably believes could have (individually or in the aggregate) a Material Adverse Effect on the Company, (b) no material obligation or other material liability (contingent or other) incurred by the Company or any of its Subsidiaries other than obligations and other liabilities incurred in the ordinary course of business,
(c) no Lien placed on any of the properties of the Company or any of its Subsidiaries which remains in existence on the date hereof and (d) no acquisition or disposition of any material asset by the Company or any of its Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business.

         Section 3.09 Director Resignations. Messrs. Dick Collins, William R. Granberry and Glenn Seitz have resigned from the Company's Board of Directors effective December 19, 1997.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF MILLER

         Section 4.01 Investment. Miller represents and warrants to, and covenants and agrees with, the Schedule A Holders that the Securities are being acquired for his own account and with no intention of distributing or reselling the Securities in any transaction in violation of the securities laws of the United States of America or any State, without prejudice, however, to Miller's right at all times to sell or otherwise dispose of all or any part of the Securities under a registration statement under the Securities Act and applicable State securities laws or under an exemption from such registration available thereunder. If Miller should in the future decide to dispose of any of the Securities, Miller understands and agrees that he may do so only (a) in compliance with the Securities Act and applicable State securities law, as then in effect, and (b) in the manner contemplated by any registration statement pursuant to which such securities are being offered.

         Section 4.02 Nature of Miller. Miller represents and warrants to, and covenants and agrees with, the Schedule A Holders that, (a) he is an "accredited investor" within the meaning of paragraph (a)(5) of Rule 501 under the Securities Act and (b) by reason of his business and financial experience he has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

         Section 4.03 Receipt of Information; Authorization. Miller represents and warrants to the Schedule A Holders that (a) he has received and reviewed sufficient information to enable Miller to make an informed decision with respect to his investment in the Securities; and (b) this Agreement has been duly executed and delivered by him.

         Section 4.04 Knowledge of Conflicts. Prior to the execution of this Agreement, Miller has been afforded the opportunity to inspect and examine the records of the Company at the Company's office. To the extent Miller has actual knowledge of any fact, circumstance or event that conflicts materially with any of the representations and warranties of the Schedule A Holders herein, such conflict have been brought to the attention of one or more of the Schedule A Holders.

                                   ARTICLE V

                            POST-CLOSING AGREEMENTS

         After the Closing, the Schedule A Holders, on the one hand, and Miller on the other hand, covenant and agree as follows:

         Section 5.01 Further Actions. The Schedule A Holders shall execute and deliver at their own expense, such further instruments of transfer and conveyance, documents and certificates as may be reasonably requested by Miller in order to more effectively convey and transfer to Miller the Securities, to aid and assist in reducing to possession or exercising rights with respect to the Securities, or to consummate any of the transactions contemplated by this Agreement.

                                   ARTICLE VI

                                 MISCELLANEOUS

         Section 6.01 Survival of Provisions. The representations, warranties and covenants made herein and in any certificates delivered by the Schedule A Holders pursuant to this Agreement shall remain operative and in full force and effect for a period of two years from the date of this Agreement regardless of
(a) any investigation made by or on behalf of the Schedule A Holders or Miller or (b) acceptance of any of the Securities and payment therefor and repayment or repurchase thereof.

         Section 6.02 No Waiver; Modifications in Writing. No failure or delay on the part of the Schedule A Holders or Miller in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any right, power or remedy. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by the Schedule A Holders and by or on behalf of Miller. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Schedule A Holders from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Schedule A Holders in any case shall entitle the Schedule A Holders to any other or further notice or demand in similar or other circumstances.

         Section 6.03 Entire Agreement. Notwithstanding the following, this Agreement (including the Schedules hereto) supplements but does not supersede the Stock Option Agreement. This Agreement and the Stock Option Agreement (including other documents and instruments referred to herein or therein) (i) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a governmental entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 6.04 Communications. All notices and other communications provided for hereunder shall be in writing, and if to Miller, shall be given by telecopy (confirmed by overnight courier), air courier guaranteeing overnight delivery, registered or certified mail (return receipt requested) or personal delivery, to Miller, to the following address:

         7611 Glenshannon Circle
         Dallas, Texas 75225
         Telecopier: (214) 361-4120
with a copy to:

         Haynes and Boone, L.L.P.
         901 Main Street
         Suite 3100
         Dallas, Texas  75202
         Attention:  William L. Boeing
         Telecopier: (214) 651-5940

and, if to the Schedule A Holders:

         The addresses set forth under their respective names on Schedule A or to such other address as the Schedule A Holders or Miller may designate in writing. All such notices and communications and all notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt acknowledged, if telecopied; and on the next Business Day if timely delivered to an air courier guaranteeing overnight delivery.

         Section 6.05 Determinations. Except as otherwise provided herein, all determinations to be made by the Schedule A Holders or Miller hereunder in their opinion or judgment or with their approval or otherwise shall be made by them in their sole discretion.

         Section 6.06 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

         Section 6.07 Binding Effect; Assignment. This Agreement shall be binding upon the Schedule A Holders and Miller, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement, and their respective successors and permitted assigns. Except as set forth herein, no party to this Agreement may assign rights and obligations under this Agreement to any other Person without the prior written consent of the other parties; provided, however, Miller may assign any or all of his rights, privileges and obligations hereunder to any direct or indirect Affiliate without the consent of any other party hereto.

         Section 6.08 Public Announcements. The parties to this Agreement shall consult with each other regarding any public announcement or statement with respect to this Agreement or the transactions contemplated hereby and no party shall issue any public announcement or other statement with respect to the existence of this Agreement or the transactions contemplated hereby without the prior consent, which shall not be withheld unreasonably, of the other parties, unless required by applicable law or regulation or order of a court of competent jurisdiction.

         Section 6.09 Governing Law. The laws of the State of Texas will govern this Agreement without regard to any applicable conflicts of laws.

         Section 6.10 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

         Section 6.11 Headings; Gender. The Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. Whenever required by the context of this Agreement, the singular shall mean the plural and the male gender shall include the female gender and the neuter, and vice-versa.

         Section 6.12 Expenses. Unless otherwise indicated, each of the parties will bear and pay his own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, those incident to the preparation of this Agreement and other agreements in connection with this transaction, the actions taken incident to consummation of this Agreement, and the fees and disbursements of counsel or financial advisors, accountants and consultants employed by or on behalf of them in connection with the actions contemplated by this Agreement.

         Section 6.13 Replacement Securities. Upon receipt of evidence satisfactory to the Schedule A Holders of the loss, theft, destruction or mutilation of any Certificate representing Securities and, in the case of any such loss, theft or destruction, upon delivery of any unsecured letter of indemnity to the Schedule A Holders (or if required by the Schedule A Holders, a customary indemnity bond) or, in the case of any such mutilation, upon surrender or cancellation thereof, the Schedule A Holders will issue a new Certificate representing Securities.

                  IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.


                                    MILLER:



                                    /s/ Douglas H. Miller
                                    --------------------------------------------
                                    Douglas H. Miller

         The undersigned Shareholder does hereby execute this counterpart signature page.



                                          /s/ Glenn L. Seitz
                                          --------------------------------------
                                          Name: GLENN L. SEITZ


                                          /s/ David N. Fitzgerald
                                          --------------------------------------
                                          Name: DAVID N. FITZGERALD


                                          /s/ David N. Fitzgerald
                                          --------------------------------------
                                          Name: DAVID N. FITZGERALD, President
                                                DAVE FITZGERALD INC.


                                          /s/ Frances C. Fitzgerald
                                          --------------------------------------
                                          Name: FRANCES C. FITZGERALD


                                          /s/ Richard D. Collins
                                          --------------------------------------
                                          Name: RICHARD D. COLLINS


                                          /s/ W. R. Granberry
                                          --------------------------------------
                                          Name: W. R. GRANBERRY

                                   SCHEDULE A


----------------------------------------------------------------------------------------------------
NAME AND ADDRESS OF SHAREHOLDER                CERTIFICATE NO.              NO. OF EXCO SHARES OWNED
----------------------------------------------------------------------------------------------------
Richard D. Collins                                  2273                              13,197
4406 Airport Freeway                                2274                              20,000
Fort Worth, Texas 76117                                                               ------
                                                                                      33,197
----------------------------------------------------------------------------------------------------
Dave Fitzgerald, Inc.
P.O. Box 13537                                      2278                              20,425
Odessa, Texas 79768-3537
----------------------------------------------------------------------------------------------------
David N. Fitzgerald                                 2281                              69,317
P.O. Box 13537                                      2282                              20,000
Odessa, Texas 79768-3537                            2283                              20,000
                                                                                     -------
                                                                                     109,317
----------------------------------------------------------------------------------------------------
Francis C. Fitzgerald
P.O. Box 13537                                      2267                               9,125
Odessa, Texas 79768-3537
----------------------------------------------------------------------------------------------------
W. R. Granberry                                     1853                              40,000
#10 Oaklawn Park                                    2391                              40,000
Midland, Texas 79705                                                                  ------
                                                                                      80,000
----------------------------------------------------------------------------------------------------
Glenn L. Seitz                                      1325                               1,525
4321 Concho                                         1328                              20,000
Dallas, Texas 75206                                 1712                              40,000
                                                    1799                                 214
                                                    1963                              10,000
                                                                                      ------
                                                                                      71,739
---------------------------------------------------------------------------------------------------
                                                                    TOTAL:           323,803
                                                                                     =======
---------------------------------------------------------------------------------------------------



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